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                                                                       EXHIBIT 8


                      [Letterhead of Sullivan & Cromwell]

                                                                     May 4, 1995

St. Paul Capital L.L.C.,
  385 Washington Street,
    St. Paul, Minnesota 55102.

The St. Paul Companies, Inc.,
  385 Washington Street,
    St. Paul, Minnesota 55102.

Gentlemen:

     We have acted as special tax counsel for St. Paul Capital L.L.C. (the "Company") and The St. Paul Companies, Inc. ("St. Paul" and, collectively with the Company, the "Registrants") in connection with the registration under the Securities Act of 1933 (the "Act") of (a) Convertible Monthly Income Preferred Securities representing preferred limited liability company interests (the "Preferred Securities") in the Company; (b) Convertible Subordinated Debentures (the "Subordinated Debentures") of St. Paul; (c) shares of Series C Cumulative Convertible Preferred Stock (the "Preferred Stock") of St. Paul initially issuable upon exchange for Subordinated Debentures; (d) Depositary Shares representing shares of the Preferred Stock; (e) shares of Common Stock, without par value (the "Common Stock") of St.


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St. Paul Capital L.L.C.                                                      -2-
The St. Paul Companies, Inc.

Paul initially issuable upon conversion of Subordinated Debentures or shares of Preferred Stock, as the case may be; (f) Stock Purchase Rights related to the shares of Common Stock to be issued pursuant to the Shareholders Protection Rights Agreement, dated as of December 4, 1989, as amended between St. Paul and First Chicago Trust Company of New York, as Rights Agent; and (g) the guarantee by St. Paul, on a subordinated basis, of the payment of dividends, the redemption price and the liquidation preference on the Preferred Securities, as described in Pre-Effective Amendment No. 1 to the Registrants' Registration Statement (No. 33-58491) on Form S-3 (the "Registration Statement").

          We have participated in the preparation of the Registration Statement.

          We hereby confirm our opinion as set forth under the caption "Certain Federal Income Tax Considerations" in the Registration Statement. We are assuming for purposes of this opinion all of the facts set out in the Registration Statement and the exhibits thereto and that all covenants and undertakings contained therein will be complied with.

          We hereby consent to the reference to us under the caption "Certain Federal Income Tax Considerations" in the Registration Statement and to the filing of this opinion as an exhibit thereto. In giving this consent, we do not


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St. Paul Capital L.L.C.                                                      -3-
The St. Paul Companies, Inc.

thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations promulgated thereunder.

                                        Very truly yours,

                                        /s/ SULLIVAN & CROMWELL